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


                                                       GLOBAL EMPLOYEE BROADCAST
                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                    PAGE 1 OF 15


FRED HASSAN, CHAIRMAN AND CEO, PHARMACIA CORPORATION:
               To everyone else who is joining us here, by phone or via video:
               All of you by now have read about the transaction that is planned to occur. This is a merger transaction which will allow Pfizer to acquire control of Pharmacia via a stock deal [of] 1.4 Pfizer shares to one share of Pharmacia.

               Our Management Committee members, they are all here. Our MC members. We will later on have an extensive question-and-answer session. That is really the purpose of us to meet this afternoon. And I hope, they will also join me in answering some of the questions.

               I wanted to have this meeting today because all of you are very important to me. It was important today to do some media calls, to talk to investors, to talk to a lot of people because this is a major transaction. This is the biggest transaction in the whole of the global market this year, so far this year. And, I still asked to be relieved and be here because I wanted to spend the time today with all of you and to explain to you what happened here - so you can get it directly from me - and also to give you a chance to ask any questions that might be on your minds.

               First of all, the obvious question you're going to ask is: Fred, you're a fighter. You always said we were going to make it on our own. Regardless of whether we are small- or medium-sized, or whatever. So what happened?

               We were going to go our own way. So now, let me take you back to May of '97, when I joined Pharmacia & Upjohn and it was a pretty difficult situation at that time. Of course we had internal challenges, and we managed to put our company together, do a few good things. But we have always been among the smaller companies in the industry, always a smaller company. And I got the informal approaches within my first week at Pharmacia & Upjohn. And ever since then, there have been informal approaches from many, many companies who have seen us as a very interesting target. The good news is that Pharmacia & Upjohn was seen as a pure takeover-and-strip situation. [But] as we have evolved, and as we had the merger with Monsanto, we have actually become quite an interesting company. Unfortunately, still on the small side. But we are now seen as a very high-quality company.

               The informal approaches have been very steady. I'm going to ... By the way, to all of them, I always said steadily, "We are not for sale. I'm sitting here as the CEO. We have a plan. We have an agenda. We have good people. We are bringing in good people. Leave us alone, keep your distance." That was the overall attitude. And people actually respected that even though they really wanted to come much closer and do something with us.

               Pfizer - they were looking at Monsanto, even before we got to Monsanto. The reason they did not do the Monsanto deal is because they got diverted with the Warner Lambert situation. But they always thought that they had the first right to the coxibs before anybody else. The other fact: They started looking at us soon after the Warner Lambert situation. They had been approaching me, informally, for more than a year and a half, and I have steadily said, "We are not for sale. We are on our own course. We're on our own agenda."

               About three months ago, it got more serious. I could sense it. And I still am trying to put the whole information together. I don't know if it was the Bextra approval or the Arcoxia

                                                       GLOBAL EMPLOYEE BROADCAST
                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                    PAGE 2 OF 15


               withdrawal or the Eplerenone news that came out at the ACC. I don't know what was the trigger, but I sense that the interest picked up dramatically about three months ago.

               We still kept our distance, I kept our board fully in the know. And then early in July, a very serious number got put on the table. And the number is the number that you see today. It's a premium where, if we were to say no to this, we have to face our shareowners, and tell them that this company is going to grow X percent faster than Pfizer for the next five years in order to justify this 50 percent [unintelligible] that's on the table at this time.

               Your board of directors is a very loyal board. It is a very committed board. They've always given me their support. And there was no interest whatsoever to sell the company. In fact, there was some concern about size, about bulking up that would cause some issues down the road. So, we have had very interesting discussions in our board. But every member of the board - no matter how they felt personally - when they saw that number, they had no choice. There was no decision, there was no, I mean there was no long discussion at that point. There is a number in front of you. Can we grow X percent per year faster than Pfizer to justify, to overcome that hurdle?

               We actually did our numbers. We actually went through our options. And while we do have a good growth story, we do not believe we can grow that fast as to overcome this huge hurdle. Now, some of you might ask, "Couldn't we have done something with somebody else that might have prevented this from occurring?" And I have to admit to you that there have been some discussions where we could have done a merger of equals, or we could have even acquired some other company. The problem with that scenario is that any of those would have been low-premium transactions. And at that point, let's say that we have a 10-percent premium, with say an American Home Products. There would be nothing to stop Pfizer coming in and taking us out for a 20-percent premium. That is the reason. It is hard to do a merger of equals deal in this environment. That is the reason other alternatives were very, very difficult.

               Now, in the question-and-answer session, please feel free to ask that question, because I know all of you are asking this question: "Could we have done something else to prevent this day where we are going to be announcing that we are going to sell our company to Pfizer?" I'm telling you, we did look because we didn't want to have this transaction occur. This is a very powerful culture that we have created. It is a young company, but very powerful culture. Good people, hand-picked people. Good products. Why would we want to sell it? The only reason is we have a number that we cannot argue with anymore. That is the problem.

               Now, going forward, there are feelings of concern. There is a sense that we are going to lose control. And it is true. We are going to lose control once the transaction occurs. In the meantime, it is our company, and we will do what we believe is right for our company.

               We are going to be good people. We are going to work well with Pfizer in the meantime. Take decisions that are the right decisions. For example, we moved ahead on the AT&T building before we got this serious offer. So we were honorable people. We went ahead and closed with AT&T. But it doesn't make sense for us now to move ahead with our very expensive renovation plans and [be] moving people into that building when we have this air of uncertainty about what the integration plans might be. So we are not going to do anything yet on that subject. On other subjects, for legal reasons, we are not going to

                                                       GLOBAL EMPLOYEE BROADCAST
                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                    PAGE 3 OF 15


               collaborate with Pfizer, because technically, they are our competitors until the transaction occurs. So we have to be very careful how we work with them.

               For many of you, this is a time of great concern, and a sense of "what is going to happen?" And I fully understand that feeling, because nobody likes to be unsettled, or see a lot of changes occur, especially when they have grown to like the company they work for. And they have grown to like the people around them. So, I know it is not going to be easy for the next few months.

               I have been through seven or eight of these transactions. In fact, today, we were having an interview with one of the newspapers and I probably can say that I have had more experience with transactions than any other CEO in the pharmaceutical industry. Just by the nature ... I've been with companies that have had a lot of transactions. And of course, Pharmacia & Upjohn and our heritage companies, there is a whole story of systematic transactions over a large number of years.

               I can tell you, in all these that I have seen, there is a lot of fear, a lot of concern. In the end, the vast majority of people come out okay. They find ways to take care of themselves and their own lives. So I am very confident about what's gonna happen here. Especially when I'm so confident about the people at Pharmacia. Again, I want to go back to the point we have handpicked people in our company. Good people. Good people usually can handle change and deal with it whenever it occurs. Also, I was talking to Hank McKinnell, the Chief Executive Officer of Pfizer about his plans. He assured me that while his immediate senior management team is likely to be more heavily tilted towards Pfizer, they are going to have very open mind when it comes to the other people. Not quite the same as the Warner Lambert situation, where there was a lot of in - there was a lot of longevity that had been built up in that company. Because they respect our people and they know that there is a lot of special people who joined this company, there is in fact a certain openness to how we are going to integrate this company. On my way out of the building, and I was with Tim Cost [Senior Vice President, Corporate Affairs, Pharmacia Corporation], his counterpart asked him in front of me, "Please tell me the names of good people, because we are looking for good people, and we want to find an excuse to get rid of our mediocre people via this transaction."

               So, let's see what happens. I cannot promise anything to anybody. But, I would not assume what, given a read in the Star-Ledger tomorrow or some of the other horror stories about what happened to Warner Lambert. Let's keep our minds open, and see what happens. And if things don't go the way ...they will ... than we have a whole world out there to look at, and to plan our careers going forward. That's all I want to say at this time. I'd like to use this opportunity for you to ask the questions that you may have. So, we will ask Tim Cost to be the moderator. And let's have a good Q & A.

                                                       GLOBAL EMPLOYEE BROADCAST
                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                    PAGE 4 OF 15


TIMOTHY COST, SENIOR VICE PRESIDENT, CORPORATE AFFAIRS, PHARMACIA CORPORATION:
               Thanks, Fred. We have got a lot of questions that were sent in in advance. Obviously, a lot of interest and emotion around this.

               Let me go over the process of how we will do the Q & A. Those of you in the room bear with me a minute because I have to give out a few telephone numbers. There are operators standing by. If you are at a video-conference location, please use the phones in the conference room that you are in to call in your questions. Let me give you those phone numbers at least twice. From the United
               States: 800-399-8209. In England, Scotland and Wales, it is 0800-953-0406. And in all other locations, it is 44 145-256-0299.

               If you're participating and listening to this via an audio [or] webcast, you should use the phone at your desk. Dial the same phone numbers depending on where you are located. I will do them quickly again. US: 800-399-8209. England, Scotland, Wales:
               0800-953-0406. And any other location: 44-145-256-0299.

               If you're participating via an audio conference, obviously we have lots of ways to get into this call. You stay on the line when you want to ask your question. You press "star 1" on the telephone you are using.

               For anyone here, now, in the auditorium, you write your question down on a card. We are not supposed to do much editing. We are supposed to pass all these questions on to Fred. I already have about a dozen here. So please jot your question down on a card and we will pick them up.

               Now in no particular order I'm told, Fred, I'll go to the first question, and I'll read these emotionless. Why this change in direction? Why didn't we acquire or merge with another company and maintain control over our own destiny?

FRED HASSAN:   I think I have answered this question to some extent. We would have liked to have kept growing by ourselves. We were growing double digits and we plan to grow double digits into the future.
               But I have explained to you already, that because of this very unique, COX-2 situation with Pfizer, I don't think we were afforded that opportunity. We would have preferred to have gone that route.

TIM COST:      If the Pharmacia Way is "building trust," this action seems out of line with our culture. There is no question. That is just an observation.

FRED HASSAN:   It is a good point, but just keep in mind that I did not start this, and I resisted this for as long as I could. But in the end there was that number in front of us, and even if I'd been against it, my board would have gone forward with it without me.

TIM COST:      This one references your own personal past. How many jobs will be lost in your experience with this kind of deal? For instance, at American Home Products, where you led a major acquisition, what parts of our company do you think will be most affected?

FRED HASSAN:   I cannot speculate what is going to happen. They have mentioned two-and-a-half billion dollars in synergy. The earlier numbers were much higher. But we have talked to them. Goran [Goran Ando, Executive Vice President and President, R&D, Pharmacia

                                                       GLOBAL EMPLOYEE BROADCAST
                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                    PAGE 5 OF 15


               Corporation] and Phil [Philip Needleman, Chief Scientific Officer, Senior Executive Vice President, and Chairman, R&D, Pharmacia Corporation] have talked to them about being careful with very aggressive numbers. And they have brought the numbers to two-and-a-half billion, which is a good sign that they are at least listening here. They are taking a hit on their stock. Because had they had the bigger numbers, maybe their stock would not have been so badly hit today. But these numbers, the two-and-a-half billion dollar number, is much, much lower than the standard in the industry that we have seen. Generally, when transactions of this magnitude occur, the overall cost reduction of the combined selling, general and R & D expenses is about 13.4 percent. Is that correct, Dick Van Dyne [Senior Vice President, Business Development, Pharmacia Corporation]? Yes. And with two-and-a-half billion dollars, we are well below that number. I believe that the total expense base of the two companies is $27 billion. So we are well below that 13.4 percent number. So our hope is that the overall job losses will not be very large.

               I also heard Hank say today that both companies have very ambitious expansion plans at head count. And some of those head-count plans could be held off so that some people who get displaced will be offered other opportunities for jobs.

TIM COST:      I think on that point, after we go forward or stop, the question is: "Should we keep working on all our projects until we hear stop, or should we stop until we hear go?"

FRED HASSAN:   That's...I am very glad that somebody asked that question because
               I've been on the other side, where things stopped because that company did not have any pride. That there was just no confidence or pride in that company. We are a different company. We are not going to stop. We are on our own path. We are [an] independent company until the last day the transaction occurs. We are going to use good common sense and judgment, such as holding off and moving into the AT&T building. But my advice is, let's not cut down on the initiative, the energy and the drive that we have in our company. It is something very special. Let's keep going and let's see what happens. Remember, this deal has to be approved by the regulators, not only in the U.S., but also in Europe and elsewhere. And then finally, it has to be voted in by the shareholders of both companies. So there are a lot of issues right now. Let's keep going where we are going and focus on our work, because we have a big, ambitious goal to meet this year.
               Let's just go for it.

TIM COST:      This is a three-part question. You may want to pick two of them.
               The first one: "What will you do at Pfizer? How long will you stay? And how much are you being paid for your new role?"

FRED HASSAN:   I was with Hank McKinnell today, and a very strange question got asked by somebody from the media. I was embarrassed. They said, "Mr. Hassan, since you are kind of moving up, I think you were listening, to that question. Are you going to take over Mr.
               McKinnell's job?" So, I said, "Look, I am running Pharmacia. My goal is to run Pharmacia. I am not out here, and I do not have any hierarchical ambitions in this company. I am just going to do my job at this time. So, here is the deal: I have promised him
               [to] stay back one year as vice chairman. If we both agree, I might stay another year, unlikely, one year and then I am going to have a consulting relationship with him. That is all that I have promised at this time. My compensation, it will be published in the proxy statement. It is the base salary that I have, more or less, and some options, which are less than the option[s] I get at this time, and no other stock plan. So, in fact, my compensation for this one year will be significantly less than my annual compensation that I have as CEO of Pharmacia.

                                                       GLOBAL EMPLOYEE BROADCAST
                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                    PAGE 6 OF 15


TIM COST:      This question comes in lots of different forms - there are some people's names. I'll give you one version of it - generic. What will happen to other top management of the Management Committee and the Operating Committee?

FRED HASSAN:   I would think that many people in the Management Committee will probably not stay back. Not necessarily because Pfizer does not want them, but they may not want to work there for various reasons. Or, they may not get the same jobs that they have at Pharmacia. I do not anticipate too many people from the Management Committee being a part of the new, combined company.
               Beyond that, I am very optimistic. I think they are very appreciative of our company. That is why they paid the premium, because we are good. If we are not good, why are they paying so much for this company? I think we will be surprised how well our people are going to do in this combined company.

TIM COST:      The question is "Does Pfizer have a 'Pfizer culture'? And if so, how does it differ from Pharmacia?"

FRED HASSAN:   Pfizer, every company has its own culture, and then there are differences which people observe. I do not know Pfizer too well.
               I have heard some folklore about them. I, I think sometimes you have to have an open mind and see them as you get to know them. I actually sat in today in their group as they were trying to feel these investor calls. It is a pretty anxious group because their stock was down more than they had expected. And I thought that the team worked pretty well. There were a couple of disagreements with Hank and people spoke up and I was pretty encouraged by that. I, I think, let's give them a chance to show us what they really are like. There was a speech made this morning by Hank to all the senior leadership team there. And I was there as well.
               And the three things that he talked about are things that we probably would talk about in our company, as well. The three things were integrity, teamwork and respect for the individual. I think these three are very good values. In fact, I am sure they are part of the Pharmacia values, as well. Now, going forward, let's see, let's see what we see. We do know it is a very tightly run company. Very high-quality professionals in their functional jobs. It is an old culture - 153-year-old company with very good systems. And I think they are going to do fine. The challenge for them is, and I have said this to Hank McKinnell, is do not treat this merger the way you did the Warner Lambert merger because this is a different company. There is a lot more sophistication and complexity here. Warner Lambert was two major products:
               Lipitor and Neurontin, and the rest was a pretty simple operation. Here, there is complexity. Go carefully, and go with a lot of listening. And I have reason to believe that they will be careful because they have paid a lot of money to make this offer...well, they are going to pay a lot of money if they manage to complete this deal.

TIM COST:      What will we do about in-licensing opportunities that are
               currently being reviewed?

FRED HASSAN:   I would urge common sense and judgment. I think there are some which I hate to lose. Opportunities, let's not let those go.
               Others, which are real long shots, and which might be overlap with their work, let's check out. I think over the next several weeks and months we are going to learn a little more about them, and let's be sure that we do those things carefully because it is a disservice to future partners if they start working with new people after six months. So, it is better that we be careful on some of these long-term licensing deals. But some immediate deals, I think we should go ahead. But I believe, Rick Collier, that our contract stipulates that we must check with Pfizer. Go ahead Rick. Yes. Rick Collier is the General Counsel of
               Pharmacia.

                                                       GLOBAL EMPLOYEE BROADCAST
                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                    PAGE 7 OF 15


RICHARD T. COLLIER, SENIOR VICE PRESIDENT AND GENERAL COUNSEL,
               PHARMACIA CORPORATION:
               Yes. Just so everyone knows. There is a tension here. On the one hand, there is a desire to start the integration process. On the other hand, we, as Fred mentioned, are competitors. So in a situation like this, we entered into our contract with certain restrictions. There are some things that we have put on a schedule and said that we are going to do these things, we are going to go forward. We have agreement with respect to that. In other areas, we have certain thresholds built in. So that if a given transaction that we are contemplating might exceed a certain threshold, that would be precluded under our contract. So that about a-hundred-page document that governs our relationship with Pfizer in this interim period between signing and closing. The best advice I can give is if you have questions, work through your supervisor and consult your local sheriff, and we will let you know whether something falls into a restriction or whether it is okay.

TIM COST:      Thanks, Rick. Question is, "Why is SMART and our additional cost-cutting now necessary? Do we keep travel and other reductions in place? Or should we travel the globe?"

FRED HASSAN:   As I said earlier, we are a very proud company. And if there is one thing we can point to, it is a steady record of meeting our goals, meeting our numbers, strong results. I would ask us, let's stay that course. Let's do the right thing. The reason we have to cut costs is because our sales are going to slow down. They already have slowed down because of Ambien and some other issues.
               That those actions that we are taking have very little to do with this transaction. Let's stay our course and then see what happens going forward. Was that the only question, or were there, were there any other questions.

TIM COST:      That was about travel and other reductions.

FRED HASSAN:   So nothing changes. We stay on track here.

TIM COST:      Speaking of staying on track, the question is "Should we stop our competitive activity against Pfizer?"

FRED HASSAN:   Absolutely not. So we go ahead. We are their collaborators on
               COX-2's. That[is] the legal thing. If we do anything else, that is illegal. We are competitors. Let's not change anything. And remember the deal is not done yet. So, let's just keep doing what we have been doing in the past. I am not aware of any major arenas where we are directly competing. Carrie [Carrie S. Cox, Executive Vice President and President, Global Prescription
               Business, Pharmacia Corporation], are you aware of anything?
               Darifenacin. So this Darifenacin issue was brought up repeatedly today in calls with analysts, and Hank McKinnell chose not to answer that question because, I understand Rick Collier, that is something that the FTC, the Federal Trade Commission, is going to get to, and it is probably not the practice to volunteer conflicts ahead of time. Yes.

TIM COST:      Good. Several questions on stock options. I will just try to pull them all together. "How does this merger affect stock options granted for performance. Will anything be done to address the fact that some of our stock options have no value. Will we get our options if they are granted at a higher amount?"

FRED HASSAN:   Yes, it is unfortunate that the overall market is so jittery at this time. This is an unusual situation. A couple of, well, some bad apples, some CEOs and some other senior executives have not behaved appropriately and that coupled with an election year where this has become an election issue is causing the stock markets to be very jittery. The

                                                       GLOBAL EMPLOYEE BROADCAST
                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                    PAGE 8 OF 15


               index, the S & P 500 Index, is below where it was five years ago. Am I right Chris? You are the expert in that

CHRISTOPHER J. COUGHLIN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER,
               PHARMACIA CORPORATION:
               Yes. Absolutely. It is obviously well below even where it was right after the September 11th bombings.

FRED HASSAN:   So, we are hitting all kinds of lows. And on top of that, because the drug industry usually becomes the favorite for people in election time to beat up on, we are selling as an industry at a discount from the S&P 500. So, that is the reason why people's options are underwater. We actually are doing rather well. If you look at the performance of stocks this year, stock number one is Johnson & Johnson, stock number two is Pfizer, stock number three is Pharmacia. Once us three are looked at, the other five are having a terrible time this year. It is a real difficult situation in our industry. And Johnson & Johnson, as you know, is a diversified stock. So, really, pure pharma's...only Pfizer and Pharmacia are doing well this year. So in spite of the fact that our own stock performance compared to the drug index is doing well, the overall indices are down. And, my hope is that in due course the stock will come back, and people will get some value out of their options that are underwater. I am not sure if we are able to tell people how much time there will be in the eventuality - I mean in the event they are no longer with the company - how long they would be able to keep those options before they have to give up. Are we able to talk about that yet, or is it too early at this time?

TIM COST:      The non-head of HR will address that issue.

FRED HASSAN:   Okay.

TIM COST:      My understanding is that, well, stock options will be governed by the terms of the grant document. My understanding - and this is painting with a broad brush - so let me just characterize it that way, and we're going to have to look at the grant document for specific questions. For those whose options come from the Pharmacia & Upjohn, there will be three years on the other side of the closing date. So three years in which to exercise those stock options. I believe in the case of those who may have options that date from the Monsanto plan, you could have as many as five years. Okay, so if you are over 50, you have five years to exercise Monsanto heritage stock options, and one year if you are under 50. Paul or Ron, you want to supplement that at all?

PAUL MATSON, SENIOR VICE PRESIDENT, HUMAN RESOURCES, PHARMACIA CORPORATION:
               Another way of saying that is: For post the merger with Monsanto, the options granted as Pharmacia, if the person is terminated will have three, you will have three years to exercise from the termin..., your termination date if that happens. For, in the history of the others, the heritage of the other two companies, it is based on the verbiage in the plan. But if we think of Pharmacia as three years going forward, if someone remains employed by Pfizer, you would have the remainder - your shares, your options would be converted to Pfizer options, and you would have the remainder of your existing term, 5, 6, 7, 8, 9 years.

FRED HASSAN:   Now remember, we are looking at these things as the world is today. I am telling all of you these are unusual times for the stock market. It has to get better going forward. Also, as you know, the road show is going to improve the outlook for both stocks, Pfizer and Pharmacia. And remember, if people are going to get terminated, they may not

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                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                    PAGE 9 OF 15


               necessarily get terminated right after the merger transactions. So, we're looking at a pretty long period before these options expire.

TIM COST:      Question is: "What is the plan for Pharmacia's Consumer
               Healthcare business in the new Pfizer?"

FRED HASSAN:   It is too early to tell. We know that the fit is pretty good.
               Maybe, Steve, you may want to comment on the overall fit here, and also on the Animal Health business.

STEPHEN P. MACMILLAN, SECTOR VICE PRESIDENT, GLOBAL SPECIALTY OPERATIONS,
               PHARMACIA CORPORATION:
               Sure. I think from a business standpoint, it is going to be a great opportunity for both. Animal Health - this will now become the world's largest animal-health company and the world's largest OTC company, just like on prescription side. Obviously there are some great fits in terms of Nicorette and Rogaine going into their organization. I think Hank even mentioned this morning on the call that you were with, Fred, saying that they have got great respect, especially for our Animal Health business. They have looked at that business for a long time. There are very strong relationships between the leadership of their Animal Health business and our Animal Health business. We have some things in our pipeline that, frankly, we did not have the commercial organization to bring to market, particularly around companion animal products and everything else. It is going to be great to feed those right into their sales organization and will allow us to compete with the Fort Dodges [Fort Dodge, the Animal Health division of Wyeth] of the world and other people very well. On the consumer side, they have also got, frankly, a stronger commercial organization in a lot of countries to be able to merge our organizations into and our products into. So there will be changes, you know, just like there will be on the prescription side. But ultimately, it creates real powerhouses. Whereas our current organizations, frankly, are pretty far down the league table.

TIM COST:      "If another party makes an offer for Pharmacia, does Pfizer gain control over the COX-2 franchise? How does that work?" And that question comes from something Hank McKinnell said on the investor call today.

FRED HASSAN:   Yes, this was a concession that we made during the negotiations in return for two major concessions from them. And I think once I describe the concessions, you will agree with me that this was worth it. They said that if there is a hostile, topping offer, over the number that they have put on the table here, they are going to end up with a partner they do not know. Whereas they have been here, on the COX-2 franchise, for the last three-and-a-half years. So, they believe that that would cause major disruption and damage to the COX-2 franchise if some unexpected company moves in and gets into the situation where they have the tie-breaking vote. Secondly, the contract is such that you have to have both sides agreeing on a lot of minutiae, I mean all kinds of issues, like, price increases, press releases, promotional campaigns. It is a very cumbersome process. And if people don't agree among themselves, it goes all the way up to the Chief Executive Officers who then try to agree. And then if they disagree, then finally the Pharmacia CEO gets to make the final call. In the last three-and-a-half year, I do not believe that we have formally triggered that process, although the fact that we had that opportunity allowed us to take some good decisions, such as moving along with the Bextra launch, on time.
               So it is a good thing to have, and it is a valuable rub that we can use if we need to. Now going forward, they wanted this concession from us. We thought about it very carefully and we know who the other companies are. Their value is $200 billion.
               The second highest company is Johnson & Johnson at $150 billion.
               After that it may really

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                                                       GLOBAL EMPLOYEE BROADCAST
                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                   PAGE 10 OF 15


               surprise you. It drops all the way down to Lilly, at $56 billion. There is no one around them to top them. Johnson & Johnson possibly could, but we know the company very well, and we do not believe there is a credible opportunity to stop the deal. So, by giving this up we got the following. Number one, we got our premium because that was clearly very high and they knew that they were going to come under stress because of the high premium. And number two, if they walk away from this deal for any reason, we have a two-year standstill. We would love to go back to our old company ways and have them not bother us. So if they chose not to do the deal for any reason, then they have to go away for at least two years.

TIM COST:      Okay. It is a research-related question. "Would you expect the development committee approach for R&D to persist in the new
               Pfizer?"

FRED HASSAN:   Goran, you know the company very well. You are also an ex-Pfizer person. Maybe you can comment on this.

GORAN ANDO, EXECUTIVE VICE PRESIDENT AND PRESIDENT, RESEARCH & DEVELOPMENT,
               PHARMACIA CORPORATION:
               How did I get involved here? It is far too early to say what the governance system will be. In fairness, theirs is not very different from ours. They do not have the decentralized development committees as we have, otherwise, the product flow system is quite similar. So, we will get about it in due course and obviously look at the pros and cons in a new company.

FRED HASSAN:   And of course, in the meantime, we go ahead with the new system that Goran has announced. And we will just proceed as we have planned.

TIM COST:      A couple that are the opposite of the Basking Ridge question.
               First one is: "Is it true that Pfizer has no intention of relocating their headquarters to New Jersey?" And the other is:
               "Do you know if Pfizer has extra capacity in Manhattan to take in Pharmacia employees?"

FRED HASSAN:   I do not know Pfizer very well, but here is what I know about what I have heard so far. This company made a commitment during the crisis that New York faced in 1975 not to leave New York
               City. It was one of those promises that they made and they actually bought the building that they are in at this time. At that time it was rented, but just to show their solidarity with New York City, they bought the building. Since that time, they have expanded. They are buying a lot of buildings in the area. I have no reason to believe that they are interested in moving their corporate headquarters to New Jersey. I do not think they will do that. What was the second question?

TIM COST:      About is there room in Manhattan.

FRED HASSAN:   Yes. They, from what I am hearing, they do not have room in
               Manhattan. They are looking for new spaces. I do understand that they are either buying or moving into a new building across from the Grand Hyatt. So, clearly, they are trying to get new space.
               And I also heard today that their space in Morris Plains is pretty full. In fact, they have expanded head count since the Warner Lambert merger in New Jersey.

TIM COST:      A couple of questions on integration. "When should we expect to hear something about the integration process? Who will be involved on the integration teams?" And then more specifically, "What is the integration processes for sales forces?" There are several

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                                                           PHARMACIA CORPORATION
                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                   PAGE 11 OF 15


                questions here that say: "We are addressing what is happening at kind of upper management levels, what about at sales force levels?"

FRED HASSAN:    Chris Coughlin, would you like to try to answer that? Based on what you know. Chris is our Chief Financial Officer and he has worked very closely with David Shedlarz, the Chief Financial
                Officer at Pfizer.

CHRIS COUGHLIN: Yes, I think, as we have said in a lot of other cases here today, it is a little bit too early to talk about the integration plan. Both companies, both Pfizer as well as ourselves, have done this before and know how to do integration. So I think that right now the teams have been working on getting the contracts done. We have to go through the process of getting regulatory approval and I think that we will be hearing some more, but it may take a week or two before we hear how the integration will be completed. They will have teams that will cover each area. There will be representatives from both Pfizer and Pharmacia on those teams, but it is too early to say when they will start and how that will be rolled out. So, we will be hearing something in the next week or two.

FRED HASSAN:    One reason that they gave us such a high premium is because the deal turned friendly at some point in the discussions. And one benefit of a friendly deal is that we can talk to them and work with them. So we will work with them in making sure there is a proper, organized integration process.

TIM COST:       Question is, "How does this effect the Eplerenone launch? Are we still moving forward with our programs on that product?"

FRED HASSAN:    Carrie, would you like to try to answer? I know you don't have all the answers, but do the best you can.

CARRIE S. COX, EXECUTIVE VICE PRESIDENT AND PRESIDENT, GLOBAL PRESCRIPTION
                BUSINESS, PHARMACIA CORPORATION:
                Thank you, I will. I think while it is very disappointing to many of us that Pharmacia is not likely to be the company to have the chance to launch Eplerenone, we need to recognize that Pfizer is the premier cardiovascular house in the industry. So, from the point of view of Eplerenone, this is probably going to maximize that brand in the best way that we could hope for, and so obviously that is something that we want to continue to plan for. So, in the near term, essentially, in the course of 2002, we will continue on the track that we have already established for planning for the Eplerenone launch. But obviously by the time the deal closes, the actual launch will be conducted by the new company, which I do think, being, by no comparison being the strongest company in the industry, will do an extraordinarily good job. There is not a competitive situation with the Pfizer cardiovascular line. In fact, I think there is some positive momentum that will be created by that combination.

FRED HASSAN:    Tim, would you like to comment on the Japan situation with
                Eplerenone, also. I understand they are ramping up and we are ramping up, and there maybe some cost avoidance here?

TIMOTHY G. ROTHWELL, EXECUTIVE VICE PRESIDENT AND PRESIDENT, GLOBAL
                PRESCRIPTION BUSINESS, PHARMACIA CORPORATION:
                Yes. As you may or may not know, we were actually in a position where we had to postpone - or probably postpone - our Eplerenone launch for maybe up to six months simply because we did not have the ability to ramp up our field force which is so critical

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                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                   PAGE 12 OF 15


                in Japan. Pfizer has 2,300 representatives in Japan,. We have 750 by the way. They have just finished adding 800, and they are in a position to launch together with our people, I think, almost immediately upon approval.

FRED HASSAN:    From a business-logic point of view, there are big positives with this thing. Even though we do not want to hear this, the reality is there are some good business logics here.

TIM COST:       A couple of different questions that go like: "What are the chances of the merger not being approved, or being turned down, what are the chances that the FTC will not approve the merger, and what is the general time frame of shareholder votes by both companies?"

FRED HASSAN:    Would you like to comment on the FTC situation? Also, do you want to talk about the overall environment with the politics of the election year and also the European politics?

RICK COLLIER:   Go ahead and get into religion while you are at it.

FRED HASSAN:    Yes, right.

RICK COLLIER:   Okay, can we have dinner brought in? Let me just deal with the regulatory process first, and then we can go to the political process. First of all, in terms of the regulatory process, this transaction will go to the antitrust enforcement authorities around the world. The particular, particularly important antitrust authorities will view and analyze and vet this transaction and ultimately approve it such that we can close it are the United States, where the Federal Trade Commission that has developed expertise in the pharmaceutical industry, as well as the European Union. Other jurisdictions that are interested, we will make filings. But for all intents and purposes, those are the two that we are really going to be concentrated, concentrating upon in the coming days and weeks. Now, in the...with respect to the U.S., we will make what is called a Hart-Scott-Rodino

(End of side one of tape)

RICK COLLIER:   The mere fact that this creates the number one company, as you saw in the press release, is not really all that important. It is one fact but it is not the most important fact. What the FTC does is they focus upon therapeutic areas. They look at how many people compete in that therapeutic area, what are the products that these companies have in overlap, what kind of research do they have that might be feeding in from the pipeline to create additional product opportunities, who else might enter in the near term. So those are the kinds of things that they look at.
                Similarly, in Europe, it is a similar analysis. So, we will be educating ourselves, with respect to our product overlap, although we have done a good bit of work thus far. And we will also be educating the antitrust authorities so that they understand these markets and these market dynamics. Based upon our initial view, there maybe some things where the companies need to make an undertaking or a commitment to divestiture. That is a possibility. However, I can represent to you that the FTC has never blocked a merger in the pharmaceutical industry in the modern era, and I do not think in their history. Rather, this is an unconcentrated industry, there are many, many players, so instead what they look at are given therapeutic areas and sometime requires divestitures before you can close the deal. So realistically, looking at this transaction, we think we will gain the approval of the antitrust authorities and there may be
                - and I'll underscore the may - there may be some undertaking or divestiture requirement that we need to make as a condition of closing. I have spoken so long that I do not think I remember the rest...

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                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                   PAGE 13 OF 15


FRED HASSAN:    Any comments on Mario Monti, the European competition
                commissioner?

RICK COLLIER:   Europe has come under a lot of criticism as a result of the
                GE/Honeywell deal, which did not get approved when most of the American experts on antitrust thought that that was a deal that should have gotten approved. So there is a modestly different approach. In stark terms, the U.S. tends to be an area where shareholder capitalism is dominant. They just look at things not in terms of communities and employees, but rather they look at market shares, and along those lines. Europe tends to be more stakeholder capitalism oriented. They look at effect on communities and nations and things along those lines. So the analysis in Europe will be a little more complicated. I would not say it is more political but we have to be sensitive to that. But we do believe that there is still, this activity is governed by a rule of law. There are regulations that govern it, and when the authorities look at this transaction in the cold, hard light of day, look at the markets in which we operate, look at the areas in which we overlap, this will be a transaction that again I think will be subject, will be approved by the antitrust authorities subject to the possibility that there may be some modest divestiture undertakings that we will have to make.

FRED HASSAN:    For our audiences overseas that was Rick Collier, the General
                Counsel.

TIM COST:       Question is: "It seems that other necessary consolidations will occur in our industry, which company, somebody going to play the market, which companies according to you, are most likely to merge in the near future?"

FRED HASSAN:    There was some speculation this morning that the ones who were going to buy, their stocks were going to go down, and the ones that are going to get bought, their stocks are going to go up. I do not know if that happened or not.

TIM COST:       J & J went down quite a bit, Bristol went up. I'll just leave it there.

FRED HASSAN:    Okay (laughter).

TIM COST:       It is okay. Assume we have no additional comment on that
                question.

FRED HASSAN:    No.

TIM COST:       Okay. Several versions of a question of a more personal nature:
                "When and where will information be available on severance packages, will you be bringing in career counselors, what about our 401(k) programs, etc..."

FRED HASSAN:    Very brief answer from Paul Matson, head of HR.

PAUL MATSON:    We have already begun populating the web and there has been a rev [revision] 1 and a rev 2 of information. So instead of going at it plan by plan, what I would prefer us to do is use that as a frequent update, and as we get questions in from this session and others, we will publish those on an ongoing basis and we'll get a consistent, full answer in all areas.

FRED HASSAN:    Will there also be a network of HR professionals in various countries, in various outside ... various outlying sites that they could, that people could talk to?

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                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                   PAGE 14 OF 15


PAUL MATSON:    In the, in the U.S., if a person has concerns, and I am sure we all do, the first person to talk with is your supervisor. The next in the sequence would be your HR representative, and if there is, if it is a particular stress-related outcome or situation, we have the Employee Assistance Program, and that number has already been published on the web. On a worldwide basis, I would, the first two are the...the approach that we would suggest: supervisor first, the management of a unit, and then their HR representative. On a...as we go forward, will Pfizer have a global net, Fred, that will be more on the Pfizer side of the equation. But we believe as a company, our inside resources can help address that, if a particular situation develops, we will approach, attack that at that time.

TIM COST:       We have just a couple of minutes left, so I'll ask one last question. There are obviously a pretty good-sized handful we did not get to. We are going to provide written answers to those on the intranet, they will be posted for everyone. And I will ask this last question; it may lead to your final remarks. But let me just say that this morning Hank McKinnell, their Chairman and CEO, had a virtually identical meeting as this, in a room just like this. And he introduced Fred to what I thought was a long and very warm ovation. So I hope that at some point we can do the same. Today, the last question is: "Why do you feel Pfizer was so anxious to purchase us?"

FRED HASSAN:    One reason: Their stocks been hit harder than it should have been hit. Just to give you the map, they are paying $20 billion more than our market price on Friday, and their total market cap is $200 million. So their stock should not have dropped more than 10 percent at the most today. But it dropped more than 10 percent. I don't know what the latest numbers are, but it was down more than 10 percent. My feeling is that one reason the stock dropped more is that there is some concern in the financial community, why did Pfizer have to do this? Are there some problems? And I think, in this jittery market people sell first and ask questions later. So, there is a bit of that going on. I cannot tell you for sure why, I mean what their overall situation is. We have looked at their numbers, and their numbers look pretty sound. But we have no idea what their real situation is going forward.

                Just a few closing comments. First, thank you very much for staying back, this is an important day. And we also thank our audiences overseas. I know many of you are in different time zones. So we would thank you for paying attention to this very important event that we just described. We promise you one thing. We don't have all the answers, and you saw that today. We will keep you informed, regularly. Through TAOB [Talking About Our Business], through meetings of this type, we will find opportunities to reach out to all of you. Also, the functional unit heads, the business unit heads will find various opportunities to reach out to all of you. If you have concerns, anxiety, whatever, please reach out. Do not hesitate to send me an email directly if you feel that you need [of] an answer directly from me. I will be very happy to get back to you.

                So just a few comments. Number one, I am sad, because we were having fun together. And somehow I feel we have been stopped, because we were on a great journey. But that is all I can say about that. You know how I feel. I have tremendous pride in all of you. Hand-picked people, good people. I think we can all be proud of the great company we have achieved here. And let us keep up the good work going forward. I am optimistic about the combined company that will be formed here. As I said earlier, the business logic is good. I am optimistic about it. But I am much more optimistic about our people because we have good people. I am optimistic about you. Whether you stay here or you land elsewhere, we are going to be fine because we are good people. Each one of you has demonstrated what you can do through your passion, your courage and your tenacity.

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                                                       GLOBAL EMPLOYEE BROADCAST
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                                                             PEAPACK, NEW JERSEY
                                                                   JULY 15, 2002
                                                                   PAGE 15 OF 15


                Today I'd like to use another word, because I have used that before when we went through some difficult times, especially in the former Pharmacia & Upjohn company. And that word is resilience. Our company has been through some difficult times in the past. One thing that makes us special is that our people have resilience. And I know that you are going to deal with this situation very well as we go forward. Whatever happens, we have grown together. We have a learning here that will never leave us. We have feelings for each other that will never leave us. So let's take pride in what we have achieved. I hope to be in touch with you again. You have been a great audience. Thank you very much. (Applause).

FORWARD-LOOKING INFORMATION
Certain statements contained in this document are "forward-looking statements" about anticipated financial or operating results, business prospects, future product performance, future research and development results, anticipated regulatory filings and approvals, and other matters that are not historical facts, which are subject to many risks and uncertainties. As a result, actual results may differ materially from those expressed or implied by such forward-looking statements. Examples of forward-looking statements are statements such as: "believes", "expects", "anticipates", "intends", "plans", "estimates", or similar expressions. The Company does not undertake any obligation to update any forward-looking statements in this Report or in any other communications of the Company, whether as a result of new information, future events, changed assumptions or otherwise, and all such forward-looking statements should be read as of the time when the statements were made, and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

Many factors may cause or contribute to actual results or events being materially different from those expressed or implied by such forward-looking statements. Although it is not possible to predict or identify all such factors, they may include the following: competition for our products; pharmaceutical pricing, price constraints and other restrictions on the marketing of products imposed by governmental agencies or by managed care groups, institutions and other purchasing agencies; product discovery and approval; product recalls or withdrawals; manufacturing quality issues with respect to our products; compliance with Current Good Manufacturing Practices and other applicable regulations and quality assurance guidelines; the company's ability to secure and defend its intellectual property rights; product liability claims, antitrust litigation, environmental concerns, and commercial disputes; social, legal, political and governmental developments; changes in foreign currency exchange rates or in general economic or business conditions including inflation and interest rates; acquisitions, divestitures, mergers, restructurings or strategic initiatives that change the Company's structure; business combinations among the Company's competitors and major customers; changes to accounting standards or GAAP.

Readers are also urged to carefully review and consider the various disclosures in Pharmacia's various SEC filings, including but not limited to Pharmacia's Annual Report on Form 10-K for the year ended December 31, 2001, and Pharmacia's Quarterly Reports on Form 10-Q.

This release may be deemed to be solicitation material in respect of Pfizer's proposed merger with Pharmacia. Pfizer will be filing a registration statement on Form S-4, containing a joint proxy statement/prospectus for Pfizer and Pharmacia, and other documents with the Securities and Exchange Commission ("SEC"). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT CONTAINING THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to receive the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov or from Pharmacia Investor Relations at 100 Route 206 North, Peapack, New Jersey 07977. Pharmacia and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of Pharmacia's directors and executive officers in the proposed merger will be included in the final joint proxy statement/prospectus.